HECO Exhibit 10.3

CONFIRMATION AGREEMENT

CONCERNING SECTION 5.2B(2) OF POWER PURCHASE AGREEMENT AND

AMENDMENT NO. 5 TO POWER PURCHASE AGREEMENT

This Confirmation Agreement Concerning Section 5.2B(2) of Power Purchase Agreement and Amendment No. 5 to Power Purchase Agreement (“Increment One Capacity Agreement”) is made and entered into as of the date of the last execution hereof, as set forth below the respective signature blocks of the parties, by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (“HECO”), and KALAELOA PARTNERS, L.P., a Delaware limited partnership (“Kalaeloa”).

Recitals:

A. HECO and Kalaeloa entered into a Power Purchase Agreement, dated as of October 14, 1988, as amended and clarified by (i) Amendment No. 1 to Power Purchase Agreement dated as of June 15, 1989, (ii) Restated and Amended Amendment No. 2 to Power Purchase Agreement dated as of February 9, 1990, (iii) Amendment No. 3 to Power Purchase Agreement dated as of December 10, 1991, (iv) Agreement to Clarify and Interpret dated as of March 31, 1997, and (v) Amendment No. 4 to Power Purchase Agreement dated as of October 1, 1999 (as so amended and clarified, the “Power Purchase Agreement”), which provides for, among other things, the sale by Kalaeloa and the purchase by HECO of electric energy and capacity from Kalaeloa’s combined cycle oil-fired cogeneration facility located at Barbers Point, Oahu, Hawaii.

B. HECO and Kalaeloa have executed certain letter agreements clarifying the interpretation and/or application of certain provisions of the Power Purchase Agreement.

C. Section 5.2B(2) of the Power Purchase Agreement reads as follows:

In the event that a performance test consistent with Good Engineering and Operating Practices and reasonably satisfactory to both parties conducted immediately prior to any “C” inspection after the In-Service Date of the Facility demonstrates that the Facility is able to continuously deliver more than 180,000 KW of Firm Capacity, Section 1.22, Section 3.3C(1) of this Agreement, and Attachment D to this Agreement may at Kalaeloa’s option be revised to reflect the capacity established by such test as the maximum capacity the Facility is capable of delivering under HECO dispatch (but not more than 189,000 KW). The maximum capacity thus established shall thereupon become the Firm Capacity under this Agreement. The Capacity Charge rate applicable to the Firm Capacity in excess of 180,000 KW shall be $112 per KW per year (“Excess Capacity Charge Rate”).

D. HECO and Kalaeloa have disagreed over the timing and protocol of the performance test referred to in said Section 5.2B(2).

E. Kalaeloa has made or will make certain capital investments at the Facility to allow the Facility to meet its intended design capability, which investments include modifications to the exhaust gas diffuser, added heat exchange surface, boiler wash capability (including associated water treatment system) and combustion turbine evaporative cooling (collectively, the “Investments to Meet Intended Design Capability”).

F. Notwithstanding the parties’ disagreement regarding the timing and protocol of the performance test referred to in said Section 5.2B(2), Kalaeloa has been making available to HECO energy in excess of 180,000 KWH per hour and HECO has from time to time dispatched such additional energy pursuant to Sections 3.1B and 3.2D(4) of the Power Purchase Agreement.

G. HECO has decided that it is beneficial to itself and its customers, and Kalaeloa has decided that it is beneficial to itself and its owners, for Kalaeloa to provide and HECO to accept an increase in Firm Capacity of nine (9) megawatts pursuant to said Section 5.2B(2) of the Power Purchase Agreement and this Increment One Capacity Agreement, subject to approval of this Increment One Capacity Agreement by the Public Utilities Commission.

H. In light of the facts set forth in Recitals F and G above, HECO and Kalaeloa have collected certain data as set forth in the letter dated April 21, 2004 attached hereto as Exhibit 1 and have agreed on the protocol for the performance evaluation regarding the increase in Firm Capacity as set forth in the Capacity Evaluation Protocol Kalaeloa Cogeneration Facility Case for up to 189 MW, a copy of which is attached hereto as Exhibit 2.

I. The data collected pursuant to tests conducted on April 21, 2004 through April 23, 2004 under such protocol having demonstrated that the Facility is able to deliver the capacity of 189,000 KW under HECO Dispatch, HECO and Kalaeloa desire to settle all disputed issues arising out of said Section 5.2B(2) of the Power Purchase Agreement, to confirm the increase in Firm Capacity provided for in said Section 5.2B(2), to establish an in-service date for such increased capacity contingent upon certain approvals from the Public Utilities Commission, and to otherwise amend certain provisions of the Power Purchase Agreement in light of certain recent changes in circumstance.

J. An additional complication for administration of the Power Purchase Agreement has arisen out of the action of the U.S. Bureau of Labor Statistics to cease publication of the Producer Price Index for magnesium ingots, which had been used by the parties to calculate the “Additive Component” of the Energy Charge under the Power Purchase Agreement, and the failure to date of HECO and Kalaeloa to agree upon an alternate method of calculating the “Additive Component.”

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Increment One Capacity Agreement and for other good and valuable consideration (including, but not limited to, the avoidance of the expense and uncertainty of formal dispute resolution under the Power Purchase Agreement), the receipt and adequacy of which are hereby acknowledged, the parties hereby settle, with effect as set forth herein, their disputes over Section 5.2B(2) of the Power Purchase Agreement and the method of calculating the Additive Component of the Energy Charge, confirm the increase in Firm Capacity provided for in said Section 5.2B(2), and otherwise agree as follows:

1.	Definitions.

Regardless of whether or not the Increment One Capacity In-Service Date has occurred, (i) capitalized terms used in Sections 3 and 9 through 14 of this Increment One Capacity Agreement and defined in Section 2 of this Increment One Capacity Agreement have the respective meaning given them in Section 2 and (ii) capitalized terms used but not defined in this Increment One Capacity Agreement have the respective meaning given to them in the Power Purchase Agreement.

2.	Regarding Article I of the Power Purchase Agreement.

Effective upon the occurrence of the Increment One Capacity In-Service Date, Article I of the Power Purchase Agreement is deemed amended by modifying Sections 1.6 and 1.22 to read in their entirety as set forth below, and by adding the definitions set forth below as Sections 1.58 through 1.95:

1.6 Capacity Charge – The amount to be paid by HECO to Kalaeloa pursuant to Section 5.2 of this Agreement based on Baseline Capacity plus the New Capacity available to the HECO system from the Facility.

1.22 Firm Capacity – The sum of the following: Baseline Capacity plus the Increment One Capacity.

* * *

1.58 Additive Component Credit – The difference between the amount, as determined on the basis of the Pre-Transition Date Formula, of the Additive Component of the Energy Charge incurred by HECO for Calendar Year 2003 and the amount actually paid by HECO as the Additive Component of the Energy Charge incurred for Calendar Year 2003, as set forth in Section 3.B. of the Increment One Capacity Agreement.

1.59 Additive Component Offset – The difference between (i) the amount of the Additive Component of the Energy Charge that would have been incurred by HECO for the Pre-Transition Date Period had the Post-Transition Date Formula been in effect for such Period and (ii) the amount actually paid by HECO, as determined on the basis of the Pre-Transition Date Formula, as the Additive Component of the Energy Charge incurred for the Pre-Transition Date Period. The Additive Component Offset is to be set off against the Additive Component Credit for purposes of determining the Transition Date, as set forth in Section 3.C.4 of the Increment One Capacity Agreement.

1.60 Annual New Capacity Charge – For each Contract Year, the Capacity Charge incurred by HECO for the New Capacity during such Contract Year pursuant to Section 5.2A(1).

1.61 August 2003 PPI Final Value – 98.6, which is the last monthly final value for the Producer Price Index for magnesium ingots published by the U.S. Bureau of Labor Statistics.

1.62 Base Additive GNPIPD – The value of GNPIPD on January 1, 2004 as determined by the Final value of GNPIPD for the fourth quarter of 2003 published by the U.S. Bureau of Economic Analysis and which shall be the denominator in the fraction to be used in the Post-Transition Date Formula. For purposes of calculating the Additive Component Offset for Calendar Year 2004 pursuant to Section 3.C.4 of the Increment One Capacity Agreement, the Base Additive GNPIPD value shall be 106.243.

1.63 Baseline Capacity – 180,000 KW at 0.85 power factor.

1.64 Calendar Year – The period from and including January 1 through and including the next following December 31.

1.65 Capacity For Which Capacity Charges Are Being Incurred – The total capacity for which a Capacity Charge is payable under Section 5.2A(1) without giving effect to any reductions in or deductions from the Capacity Charge pursuant to any other provisions of this Agreement.

1.66 Consumer Advocate is defined in Section 23.20.

1.67 Current Additive GNPIPD – For Calendar Year 2004 and for each Calendar Year thereafter, the value of GNPIPD on January 1 of the Calendar Year in question as determined by the Final value of GNPIPD for the fourth quarter of the previous Calendar Year published by the U.S. Bureau of Economic Analysis, which shall be the numerator in the fraction to be used in the Post-Transition Date Formula for the Calendar Year in question. For purposes of calculating the Additive Component Offset for Calendar Year 2004 pursuant to Section 3.C.4 of the Increment One Capacity Agreement, the Current Additive GNPIPD shall be 106.243.

1.68 December 2002 PPI Final Value – 134.3, which is the monthly final value for the Producer Price Index for magnesium ingots published by the U.S. Bureau of Labor Statistics.

1.69 Delay Degradation – Any degradation in Facility performance occurring under the conditions set forth in Section 3.2D(9) (captioned “Degradation Exemption”) of the Power Purchase Agreement, for the period Kalaeloa is entitled to such “Degradation Exemption.”

1.70 Demonstrated Facility Capacity – The maximum capacity of 189,000 KW, as demonstrated by the data collected and corrected pursuant to the tests conducted on April 21, 2004 through April 23, 2004 under the protocol attached as Exhibit 2 to the Increment One Capacity Agreement.

1.71 FIN No. 46R is defined in Section 23.20.

1.72 Final – The value first published by the U.S. Bureau of Economic Analysis as “final” (as opposed to “advance” or “preliminary”) for GNPIPD for the quarter in question, such “final” value usually being published the third month after the close of such quarter. Subsequent revisions (sometimes referred to as “revised estimates”) by the U.S. Bureau of Economics Analysis to the value first published as “final” shall not constitute the “Final” value for purposes of making adjustments tied to changes in GNPIPD under this Agreement except to the extent that the provisions of Section 3.C.5 and/or paragraph c of Section 8.I of the Increment One Capacity Agreement, by requiring that GNPIPD values used to make adjustments tied to GNPIPD be selected from the same U.S. Bureau of Economic Analysis publication, permit the value of the Base Additive GNPIPD and/or the value of the 1987 Final GNPIPD, respectively, to be updated.

1.73 Incentive Energy – For each Contract Year from and after the Increment One Capacity In-Service Date, the Net Electrical Energy Output accepted by HECO in excess of HECO’s minimum energy purchase obligation for such Contract Year as set forth in Section 5.1D.

1.74 Increment One Capacity – The first 9,000 KW at 0.85 power factor of Demonstrated Facility Capacity beyond the Baseline Capacity.

1.75 Increment One Capacity Agreement – The Confirmation Agreement Concerning Section 5.2B(2) of the Power Purchase Agreement and Amendment No. 5 to Power Purchase Agreement by and between HECO and Kalaeloa.

1.76 Increment One Capacity In-Service Date – The Increment One Rate Inclusion Date, provided that the conditions precedent to the effectiveness of Sections 2 and 4 through 9 of the Increment One Capacity Agreement as set forth in Section 13 of the Increment One Capacity Agreement have been satisfied.

1.77 Increment One Rate Inclusion Date – The effective date of an interim or final order (whichever is first) of the Public Utilities Commission in a HECO general rate case using a 2005 calendar year test year that includes in HECO’s base electric rates the additional purchased power costs (including the Capacity Charge for the Increment One Capacity and the Variable O&M Component of the Energy Charge) incurred by HECO pursuant to the Increment One Capacity Agreement.

1.78 Information is defined in Section 23.20.

1.79 January 2003 Final PPI Value – 101.3, which is the monthly final value for the Producer Price Index for magnesium ingots published by the U.S. Bureau of Labor Statistics.

1.80 Minimum Thermal Threshold – For any Calendar Year, shall be an Operating Thermal Threshold of twelve percent (12%), provided, however, that in the event that HECO determines, in its sole discretion, that the Power Purchase Agreement is likely to be deemed to be an arrangement containing a lease within the scope of Financial Accounting Standards Board (“FASB”) Statement No. 13, Accounting for Leases, by

reason of the Minimum Thermal Threshold being 12%, then the Minimum Thermal Threshold shall upon written notice by HECO to Kalaeloa be increased to an Operating Thermal Threshold of fifteen percent (15%) for the next Calendar Year and subsequent years.

1.81 New Capacity – The Increment One Capacity.

1.82 Ninety is defined in Section 25.2.

1.83 On-peak Monthly Steam Average is defined in Section 23.18.

1.84 On-peak Period – The fourteen (14) hour period from and including 7:00 a.m. through and including 8:59 p.m. each day.

1.85 One Hundred Eighty-Nine is defined in Section 25.1.

1.86 Operating Thermal Threshold – The ratio, for the Calendar Year in question, of the Facility’s useful thermal output for such Calendar Year divided by the sum of (i) the useful electrical output for such Calendar Year plus (ii) the useful thermal output for such Calendar Year. This ratio is to be expressed as a percentage.

1.87 Post-Transition Date Formula – The formula used to adjust the value of the Additive Component to be used in the calculation of the Energy Charge incurred on or after the Transition Date as further described in Section 5.1A.

1.88 Post-Transition Date Period – The period from and after the Transition Date until the end of the Term.

1.89 PPI Dispute – The dispute between Kalaeloa and HECO over the calculation of the “Additive Component” of the Energy Charge in light of the action of the U.S. Bureau of Labor Statistics to cease publication of the Producer Price Index for magnesium ingots.

1.90 Pre-Transition Date Formula – The formula used to adjust the value of the Additive Component to be used in the calculation of the Energy Charge incurred for Calendar Year 2003 and for the Pre-Transition Date Period as further described in Section 5.1A.

1.91 Pre-Transition Date Period – The period from and including January 1, 2004 through the day prior to the Transition Date.

1.92 Recipient is defined in Section 23.20.

1.93 SOX 404 is defined in Section 23.20.

1.94 Transition Date – The first day of the calendar month following the calendar month for which the balance of the Additive Component Credit is reduced to zero or less by subtraction therefrom of the Additive Component Offset, as set forth in

Section 3.C.4 of the Increment One Capacity Agreement.

1.95 Variable O&M Component is defined in Section 5.1E.

3.	Additive Component.

A. Regarding Calculation of “Additive Component” Under Section 5.1 of the Power Purchase Agreement.

The definition of the “Additive Component” set forth towards the end of Section 5.1A of the Power Purchase Agreement shall apply only to the Additive Component of the Energy Charge incurred prior to January 1, 2003. With respect to subsequent periods, the aforesaid definition of the “Additive Component” is supplemented as follows:

The “Additive Component” of the Energy Charge incurred for Calendar Year 2003 and for the Pre-Transition Date Period shall be:

0.144 cents/KWH multiplied by 0.88704028 (which product accounts for the change in the Producer Price Index for magnesium ingots from 114.2 in January of 1988 to 101.3 in January of 2003).

The “Additive Component” of the Energy Charge incurred on or after the Transition Date shall be:

0.144 cents/KWH multiplied by 1.019702277 (which product is being used as a proxy for the change in the Producer Price Index for magnesium ingots from 114.2 in January of 1988 to the month during which the Transition Date occurs, for which 116.45 shall be used as the value for such month because it represents the midpoint of the August 2003 PPI Final Value and the December 2002 PPI Final Value, which midpoint is the compromise value for the month during which the Transition Date occurs agreed to by Kalaeloa and HECO) multiplied by the quotient of the Current Additive GNPIPD divided by the Base Additive GNPIPD.

B. Regarding Credit for Payment of Additive Component of the Energy Charge Incurred for Calendar Year 2003.

HECO paid Kalaeloa for the “Additive Component” of the Energy Charge incurred for Calendar Year 2003 on the basis of 0.144 cents/KWH multiplied by 1.17600701, which is the quotient of 114.2 (which represents the January 1988 final value of the Producer Price Index for magnesium ingots) and 134.3 (which represents the preliminary value published by the U.S. Bureau of Labor Statistics for the Producer Price Index for magnesium ingots for the month of January 2003). Recalculating the “Additive Component” incurred for Calendar Year 2003 on the basis of the Pre-Transition Date Formula (which uses the January 2003 Final PPI Value in lieu of the aforesaid preliminary value) results in a difference of $555,530.42 to HECO’s credit. As part of the settlement of the PPI Dispute, this amount (without interest) will be credited to HECO pursuant to the mechanism set forth in Section 3.C.4 of this Increment One Capacity Agreement.

C. Regarding Payment of “Additive Component.”

1. Periods Prior to January 1, 2003. Kalaeloa and HECO agree that the calculation of the “Additive Component” of the Energy Charge incurred for all periods prior to January 1, 2003 was properly done if performed pursuant to the only formula provided for in the Power Purchase Agreement prior to the execution of the Increment One Capacity Agreement, and that any claim for adjustment to the Additive Component incurred for any such period(s) shall be resolved solely in accordance with Section 6.3 of the Power Purchase Agreement. Both Kalaeloa and HECO hereby waive all claims (other than claims under said Section 6.3) each may have against the other arising out of the calculation and payment of the “Additive Component” for the Energy Charge incurred for all periods prior to January 1, 2003.

2. Calendar Year 2003 and the Pre-Transition Date Period. For the Energy Charge incurred for Calendar Year 2003 and for the Pre-Transition Date Period, HECO shall pay, pursuant to Section 6.2 of the Power Purchase Agreement, the Additive Component of the Energy Charge on the basis of the Pre-Transition Date Formula.

3. Post-Transition Date Period. For the Energy Charge incurred on or after the Transition Date, HECO shall pay, pursuant to Section 6.2 of the Power Purchase Agreement, the Additive Component of the Energy Charge on the basis of the Post-Transition Date Formula.

4. Additive Component Credit and Additive Component Offset. The Additive Component Credit and the Additive Component Offset will be used to determine the Transition Date as provided in this Section 3.C.4. For each month of the Pre-Transition Date Period, a calculation will be made of the Additive Component of the Energy Charge that would have been incurred by HECO for such month had the Post-Transition Date Formula been in effect for such month. The difference between this amount and the amount actually paid by HECO pursuant to Section 3.C.2 above as the Additive Component of the Energy Charge incurred for such month shall constitute the Additive Component Offset for such month. Each monthly Additive Component Offset shall be subtracted from the then remaining balance of the Additive Component Credit until the balance of the Additive Component Credit is zero or less. The first day of the calendar month following the month for which the balance of the Additive Component Credit is reduced to zero or less shall be the Transition Date. Any portion of the Additive Component Offset for the last month of the Pre-Transition Date Period which remains unused once the balance of the Additive Component Credit is reduced to zero or less as aforesaid shall be extinguished and HECO shall make no payment to Kalaeloa on account of such unused portion.

5. Miscellaneous. Although the provisions of Section 8.I of this Increment One Capacity Agreement do not strictly apply to the Base Additive GNPIPD and the Current Additive GNPIPD used in the Post-Transition Date Formula due to such Formula’s use of the Final value of GNPIPD for the fourth quarter of 2003 rather than the Final value for the fourth quarter of 1987 used in the GNPIPD adjustment factor referenced in the aforesaid Section 8.I, the parties agree that, in selecting GNPIPD values to use in applying the Post- Transition Date

Formula and in determining which invoices are to be recalculated and which are not following the release of updated GNPIPD values, they will follow the same procedures as are set forth for the GNPIPD adjustment factor in paragraphs c and d of Section 8.I of this Increment One Capacity Agreement.

D. Full and Final Settlement of PPI Dispute.

Provided that the condition precedent set forth in the following paragraph of this Section 3.D is satisfied, this Increment One Capacity Agreement constitutes full and final settlement of the respective claims of HECO and Kalaeloa arising out of the PPI Dispute. Subject only to the satisfaction of such condition precedent, and immediately upon the occurrence of such satisfaction, Sections 3.A, 3.B and 3.C shall come into effect and thereupon both HECO and Kalaeloa shall be deemed to have released the other from all claims arising out of the PPI Dispute.

The condition precedent referenced in the preceding paragraph of this Section 3.D is the first to occur of either of the following: (i) the satisfaction of the conditions precedent to the effectiveness of Sections 2 and 4 through 9 of this Increment One Capacity Agreement, as set forth in Section 13 of this Increment One Capacity Agreement; or (ii) the occurrence of both (aa) Lender Approval by the Lender Approval Deadline pursuant to Section 13 of this Increment One Capacity Agreement and (bb) the issuance, by the PUC Approval Deadline (as defined in said Section 13), of a “final non-appealable order from the Public Utilities Commission” (as defined in Section 11.C of the Increment One Capacity Agreement) that either (yyy) declares that the change in the calculation of the Additive Component of the Energy Charge in Section 5.1 of the Power Purchase Agreement pursuant to the settlement of the PPI Dispute set forth in this Section 3 of the Increment One Capacity Agreement (the “Additive Calculation Settlement”) does not require Public Utilities Commission approval or (zzz) approves the Additive Calculation Settlement. If the foregoing condition precedent has not been satisfied within the respective time periods provided in the preceding sentence, Sections 3.A, 3.B and 3.C shall be null and void ab initio unless otherwise agreed in writing by the parties.

E. No Prejudice.

The parties acknowledge that, with regard to the claims arising out of the PPI Dispute, this Section 3 of the Increment One Capacity Agreement was an attempt to settle a dispute. Therefore, this Increment One Capacity Agreement, and any negotiations, communications or procedures leading up to this Increment One Capacity Agreement shall not in any way be deemed to waive, limit, or prejudice positions previously taken, or that may be taken in the future, by either HECO or Kalaeloa with respect to the PPI Dispute or be admissible in any dispute resolution proceedings arising out of the PPI Dispute if Sections 3.A, 3.B and 3.C of this Increment One Capacity Agreement never become effective.

4.	Rates for Purchase.

Subject to the other provisions of the Power Purchase Agreement and to the provisions of Section 3 above, HECO shall, from and after the Increment One Capacity In-Service Date, accept and pay for electrical energy generated by the Facility and delivered to HECO, and make

Capacity Payments to Kalaeloa when such capacity is available, all as set forth in the Power Purchase Agreement as modified by this Section 4. The respective rights and obligations accrued by HECO and Kalaeloa with respect to the payment and receipt of the Energy Charge and Capacity Charges for the period prior to the Increment One Capacity in-Service Date shall continue to be governed by the provisions of the Power Purchase Agreement without giving effect to the amendments and other modifications set forth in this Section 4.

A. Regarding Section 5.1 of the Power Purchase Agreement.

Effective upon the Increment One Capacity In-Service Date, a new Section 5.1E is hereby added to the Power Purchase Agreement to read as follows:

E. Incentive Energy

Notwithstanding any provisions of Section 5.1A to the contrary, for each Contract Year (or part thereof) from and after the Increment One Capacity In-Service Date, the formula for calculating the Energy Charge set forth in Section 5.1A shall apply only to such Net Electrical Energy Output as is necessary to satisfy HECO’s minimum energy purchase obligation for such Contract Year (or part thereof) as set forth in Section 5.1D, and the Energy Charge relating to Incentive Energy shall be computed by the following formula:

Energy Charge = (Fuel Component x (LSFO Actual/LSFO base))

+ (Variable O&M Component x (GNPIPD (current)/GNIPID (base))

+ Additive Component

In the above formula, the terms defined in Section 5.1A shall have the same meanings assigned thereto in Section 5.1A (except that the term “Additive Component” shall have the meaning set forth therein as supplemented by Section 3.A of the Increment One Capacity Agreement once said Section 3.A becomes effective) and the term “Variable O&M Component” shall mean:

0.48 cents/KWH for intervals during which the Facility is dispatched at less than 180,000 KW; and

0.144 cents/KWH for intervals during which the Facility is dispatched at 180,000 KW or above.

Notwithstanding any other provisions of this Agreement to the contrary, HECO shall not accrue any Accumulated Excess Purchases under Section 5.1D in respect of Incentive Energy.

B. Regarding Section 5.2 of the Power Purchase Agreement.

Effective upon the Increment One Capacity In-Service Date, Section 5.2 of the Power Purchase Agreement is amended as follows:

1. Section 5.2A is amended in its entirety to read as follows:

A. Capacity Charge

(1) Capacity Charge for Baseline Capacity and New Capacity

The Capacity Charge to be paid by HECO to Kalaeloa from and after the Increment One Capacity In-Service Date and thereafter during the remaining Term for Baseline Capacity shall be fixed at a rate of $167.51 per kilowatt year for each kilowatt of Baseline Capacity, as adjusted pursuant to Section 5.2C and 5.2D below, and at a fixed rate of $112.00 per kilowatt year for each kilowatt of New Capacity.

(2) Reduction in Capacity Charge for New Capacity Due to Excessive Steam Sales

Kalaeloa acknowledges that: (a) HECO agreed to conduct the performance evaluation demonstrating the Firm Capacity on the assumption that the Facility export of process steam under the Steam Sales Contract will be equivalent to approximately 80,000 lb/hour (with an appropriate downward correction if the Facility was exporting less than 80,000 lb/hour at the time of the evaluation), because Kalaeloa has represented to HECO that that has been approximately the Facility’s average export of process steam in recent years; (b) the Steam Sales Contract assumes that the Facility will export at least the equivalent of approximately 121,000 lb/hour of process steam; and (c) the ability of the Facility to continuously deliver more than 185,000 KW of electrical energy while simultaneously exporting the equivalent of approximately 121,000 lb/hour of process steam has not been demonstrated.

Accordingly, from the Capacity Charge to be paid for New Capacity the following amounts shall be deducted if, during any one hour of an On-peak Period, (i) the Facility is exporting more than the equivalent of 80,000 lb/hour of process steam, (ii) HECO is dispatching (or has properly ordered dispatch of, whether verbally or electronically) the Facility at more than 180,000 KW of electrical energy and (iii) the Facility is unable to continuously deliver for the full duration of the HECO Dispatch the lesser of (aa) the Baseline Capacity plus the New Capacity and (bb) the amount of Net Electrical Energy Output HECO sought to dispatch. (The difference between (x) the Baseline Capacity plus the New Capacity minus (y) the average amount of Net Electrical Energy Output delivered during a one-hour period, or 4,000 KW, whichever is less, is referred to herein as the “Capacity Gap.”) The reduction shall be $0.306849 for each kilowatt multiplied by the number of kilowatts in the largest Capacity Gap that occurs during each On-peak Period of the Contract Year, up to a maximum reduction of $1,228 per On-peak Period or $448,000 in the aggregate in any Contract Year.

(3) [RESERVED]

(4) Further Reduction From Capacity Charge

If any portion of the Capacity For Which Capacity Charges Are Being Incurred in excess of ten (10) MW is unavailable continuously for thirty (30) days or more other than for routine scheduled maintenance preapproved by HECO, a reduction in the Capacity Charge shall be made for the total period during which such capacity is unavailable in accordance with Attachment W (Example I). If any portion of Capacity For Which Capacity Charges Are Being Incurred of ten (10) MW or less is unavailable continuously for more than one hundred twenty (120) days, a reduction in the Capacity Charge shall be made for the total period during which such capacity is not available in accordance with Attachment W (Example II). For purposes of calculating the foregoing reduction in the Capacity Charge, unavailable capacity shall be counted first against New Capacity up to the amount of New Capacity, and then against Baseline Capacity up to the amount of Baseline Capacity. Once reductions in the Capacity Charge are being effectuated pursuant to this Section 5.2A(4), no other reductions in the Capacity Charge for New Capacity shall be made pursuant to Sections 5.2A(2) and (3).

(5) Payment and Reduction

The Capacity Charge is payable in advance monthly installments. In the event that a reduction in the Capacity Charge is required by the foregoing provisions, the amount shall be deducted from the amount of the Monthly Invoice next due to Kalaeloa. If, at end of Term, there remains an amount that has not been deducted from the amounts due under Monthly Invoices, Kalaeloa shall promptly pay to HECO such undeducted amounts.

2. Sections 5.2B(1) and (2) are deleted in their entirety.

5.	Operating Thermal Threshold and Liquidated Damages.

Effective upon the Increment One Capacity In-Service Date, the following is added to the Power Purchase Agreement as a new Article XXIV:

ARTICLE XXIV – OPERATING THERMAL THRESHOLD AND

LIQUIDATED DAMAGES

24.1 The Facility shall for each Calendar Year beginning with the Calendar Year in which the Increment One Capacity In-Service Date occurs achieve an Operating Thermal Threshold greater than or equal to the Minimum Thermal Threshold. Within thirty (30) days after the end of each Calendar Year, Kalaeloa shall provide HECO with a written report documenting the Operating Thermal Threshold actually achieved by Kalaeloa during such Calendar Year and a copy of the annual notice filed by Kalaeloa pursuant to 18 CFR Part 292 demonstrating that the Facility is a Qualifying Facility.

24.2 If the Facility fails to achieve the Minimum Thermal Threshold in any Calendar Year, Kalaeloa shall pay, as HECO’s sole and exclusive remedy for such failure, except in cases of willful misconduct or cases in which HECO may have a claim to equitable relief, liquidated damages to HECO as follows: if such failure occurs during (i) the Calendar Year that commences with the Increment One Capacity In-Service Date, Kalaeloa shall pay liquidated damages to HECO in an amount equal to fifty percent (50%) of the Annual New Capacity Charge for such Calendar Year; (ii) a Calendar Year immediately following a Calendar Year during which Kalaeloa achieved the Minimum Thermal Threshold, Kalaeloa shall pay liquidated damages to HECO in an amount equal to fifty percent (50%) of the Annual New Capacity Charge; and (iii) a Calendar Year immediately following a Calendar Year during which Kalaeloa also failed to achieve the Minimum Thermal Threshold, Kalaeloa shall pay liquidated damages to HECO in an amount equal to one hundred percent (100%) of the Annual New Capacity Charge. For purposes of this Section 24.2, the Annual New Capacity Charge that forms the basis for the liquidated damages of 50% or 100% to be assessed shall be the Annual New Capacity Charge computed without regard to any payment imposed by this Section 24.2 and any other deductions or reductions that may apply, for the Calendar Year during which such failure occurred.

24.3 Payment of liquidated damages to HECO under this Article XXIV is due thirty (30) days after written demand therefor from HECO.

24.4 The respective rights and obligation of HECO and Kalaeloa under this Article XXIV are intended to address new circumstances that have arisen since the initial execution of this Agreement. Accordingly, payments of liquidated damages as a consequence of this Article XXIV are in addition to the liquidated damages provided for under Article VIII of this Agreement and are not subject to the limitations of said Article VIII.

6.	Calculation of Equivalent Availability Factor and Equivalent Forced Outage Rate.

Effective upon the Increment One Capacity In-Service Date, the following is added to the Power Purchase Agreement as a new Article XXV:

ARTICLE XXV

CALCULATION OF EQUIVALENT AVAILABILITY

FACTOR AND EQUIVALENT FORCED OUTAGE RATE

25.1 When neither of the Facility’s combustion turbines is in a reserve shutdown status, the Facility must be able to deliver at least 189,000 KW of Net Electrical Energy Output (or such other Net Electrical Energy Output as is associated with the capacity as may result from Delay Degradation) (“One Hundred Eighty-Nine”), when called for by HECO Dispatch, in order to avoid a derating for purposes of calculating Equivalent Availability Factor and Equivalent Forced Outage Rate. If, when called for by HECO Dispatch during periods when neither of the Facility’s combustion turbines is in reserve shutdown status, Kalaeloa is unable to deliver the lesser of One Hundred Eighty-Nine or the Net Electrical Energy Output as is associated with the capacity actually called for by HECO Dispatch, a derate will be assessed equal in magnitude to One Hundred Eighty-Nine, minus the revenue meter reading (both expressed in terms of kilowatts), for purposes of calculating Equivalent Availability Factor and Equivalent Forced Outage Rate.

25.2 On those occasions when one of the Facility’s combustion turbines is in a reserve shutdown status, the Facility must be able to deliver at least 90,000 KW of Net Electrical Energy Output (or such other Net Electrical Energy Output as is associated with the capacity as may result from Delay Degradation) (“Ninety”), when called for by HECO Dispatch, in order to avoid a derating for purposes of calculating Equivalent Availability Factor and Equivalent Forced Outage Rate. If, when called for by HECO Dispatch during periods when one of the Facility’s combustion turbines is in a reserve shutdown status, Kalaeloa is unable to deliver the lesser of Ninety or the Net Electrical Energy Output as is associated with the capacity actually called for by HECO Dispatch, a derate will be assessed equal in magnitude to Ninety, minus the revenue meter reading (both expressed in terms of kilowatts), for purposes of calculating Equivalent Availability Factor and Equivalent Forced Outage Rate.

25.3 Under this Agreement, the ratios for both Equivalent Availability Factor and Equivalent Forced Outage Rate are to be calculated in accordance with North American Electric Reliability Council (NERC) Generating Availability Data System (GADS) formulas, excluding the applicable seasonal adjustment. As a result, Net Dependable Capacity (“NDC”) and Net Maximum Capacity (“NMC”) are used in calculating Equivalent Planned Derated Hours and Equivalent Unplanned Derated Hours. In all cases, regardless of ambient conditions and degradation (except for the Delay Degradation) in arriving at One Hundred Eighty-Nine or Ninety, as appropriate), NDC and NMC will continue to be One Hundred Eighty-Nine. Deratings that are less than or equal to 2% of the NMC, and/or less than or equal to 30 minutes in duration, will continue to be included as deratings in determining Derated Hours.

25.4 The foregoing provisions of this Article XXV are intended to integrate into this Agreement the clarification and interpretation of this Agreement evidenced in the Agreement to Clarify and Interpret dated March 31, 1997, by and between Kalaeloa and HECO, and the aforesaid Agreement to Clarify and Interpret is superseded by this Article XXV and of no further force or effect.

7.	Limitation on Certain Reductions in and Deductions from Capacity Payments and on Liquidated Damages.

Effective upon the Increment One Capacity In-Service Date, the following is added to the Power Purchase Agreement as a new Article XXVI:

ARTICLE XXVI

LIMITATION ON CERTAIN REDUCTIONS IN AND DEDUCTIONS

FROM NEW CAPACITY PAYMENTS AND ON LIQUIDATED DAMAGES

26.1 Any other provision of this Agreement to the contrary notwithstanding, for each Contract Year, the sum of the following items shall not be assessed or accrue to the extent such sum exceeds the Annual New Capacity Charge for such Contract Year: the reduction in Capacity Charge for New Capacity pursuant to Section 5.2A(2) and liquidated remedy payable under Article XXIV. HECO acknowledges that it shall not seek any further remedies against Kalaeloa related to such failures, except in cases of willful misconduct or cases in which HECO may have a claim to equitable relief.

26.2 If any amounts owed by Kalaeloa for the reduction in Capacity Charge for New Capacity pursuant to Section 5.2A(2) or liquidated damages payable under Article XXIV are not paid when due, HECO shall have the right to set off any payment due against HECO’s payments of subsequent Monthly Invoices as necessary, provided, however, that the maximum amount set off against any one Monthly Invoice shall be limited to the Capacity Charge for New Capacity payable that month.

8.	Other Clarifications, Modifications and Amendments to the Power Purchase Agreement.

Effective upon the Increment One Capacity In-Service Date, the following provisions of the Power Purchase Agreement are deemed to be clarified, modified or amended as set forth in this Section 8:

A. Regarding Section 1.57 of the Power Purchase Agreement

For purposes of applying the “Unit Trips” definition to incidents occurring after the execution of the Increment One Capacity Agreement, the requirement of prior HECO “consultation with Kalaeloa” shall, without limitation, be satisfied by any communication either from the Kalaeloa plant operator to the HECO load dispatcher or vice versa with respect to the trip/shutdown in question regardless of whether or not the communication in question takes place before or after such trip/shutdown event. Such communication (i) need not be made by two-way medium and (ii) shall include any “hot line”, telephone or radio communication. The point of the clarification set forth in this paragraph is that in a trip/shutdown event, it is impracticable to interpret the term “consultation” to require an exchange of views between Kalaeloa and HECO as a condition to HECO action, and that such impracticality should not relieve Kalaeloa of the consequences, as set forth elsewhere in the Power Purchase Agreement, of including the trip/shutdown event in question within the definition of “Unit Trips.”

The requirement that HECO “take immediate steps to place an unscheduled generator on-line” shall not operate to exclude from the “Unit Trips” definition a trip/shutdown event if, at the time of the trip/shutdown in question, all generators comprising HECO’s resource system that are available to operate are operating and HECO would have taken immediate steps to place another generator on-line had another generator been available.

An “unscheduled generator” is determined immediately prior to the instant of commencement of the trip/shutdown event and means, in the case of a steam generator, a generator that had not been scheduled by HECO to be on-line for at least another three hours after the time a trip/shutdown event commenced, and in the case of a non-steam generator such as a combustion turbine or internal combustion engine, a generator that had not been scheduled by HECO to be on-line at least another thirty minutes after the time a trip/shutdown event commenced.

The exclusion from the definition of “Unit Trips” of trips/shutdowns “caused by events outside of the Facility” shall not operate to preclude from the “Unit Trips” definition trips/shutdowns caused by events occurring outside the Facility through which a facility like the Facility should reasonably be expected, as a result of employing Good Engineering and Operating Practices, to remain synchronized and continue operation without the occurrence of a trip/shutdown event.

B. Regarding Section 3.3H of the Power Purchase Agreement.

In the event Kalaeloa requires HECO to purchase the Facility pursuant to Section 3.3H, the parties agree that the phrase “original equity investment” does not include the Investments to Meet Intended Design Capability.

C. Regarding Section 6.1 of the Power Purchase Agreement.

The first full paragraph of Section 6.1 is amended in its entirety to read:

By the fifth (5th) working day (i.e. excluding Saturdays, Sundays and legal holidays of either the federal government or the Hawaii state government) of each Calendar Month, HECO shall provide Kalaeloa with the appropriate data in writing or electronically for Kalaeloa to compute the Energy Charge in the preceding Calendar Month as determined in accordance with this Agreement.

The remainder of Section 6.1 is unchanged.

D. Regarding Section 7.2B(1) of the Power Purchase Agreement.

In the event HECO exercises its right to purchase the Facility pursuant to Section 7.2B(1) of the Power Purchase Agreement, the parties agree that the fair market value of the

Facility shall be determined as if the Investments to Meet Intended Design Capability had not been made.

E. Regarding Section 23.15 of the Power Purchase Agreement.

Section 23.15 of the Power Purchase Agreement is amended by adding the following new Subsection 23.15.C:

C. Discontinuation of Index.

Should an index referred to herein, including but not limited to GNPIPD, be discontinued during the Term, HECO and Kalaeloa agree to select a new index that is most similar to the discontinued index in content and concept and to make a proper transition thereto consistent with the intent hereof.

F. Regarding Article XXIII of the Power Purchase Agreement.

Article XXIII of the Power Purchase Agreement is amended by adding the following as new Sections 23.18 through 23.20:

23.18 Steam Sales Contract Monthly Report

Not more than 30 days following the end of each Calendar Month, Kalaeloa shall provide HECO with a written report setting forth for each one-hour interval during each On-peak Period during such Calendar Month the amount of process steam exported by the Facility pursuant to the Steam Sales Contract and the average (the “On-peak Monthly Steam Average”) export of process steam for all such one-hour intervals during the month (the “Steam Sales Monthly Report”). If any Steam Sales Monthly Report indicates that the On-peak Monthly Steam Average exceeds 80,000 lb/hour that month, then the Steam Sales Monthly Report shall also include an explanation of the reasons for the On-peak Monthly Steam Average exceeding 80,000 lb/hour and a projection for the Calendar Year of the amount of process steam to be exported by the Facility pursuant to the Steam Sales Contract. If any such yearly projection indicates that the On-peak Monthly Steam Average is projected to exceed 80,000 lb/hour in any Month remaining in such Calendar Year, then the Steam Sales Monthly Report shall also include an explanation of the reasons therefor.

23.19 Additional Covenant Concerning Steam Sales Contract

If any Steam Sales Monthly Report indicates that the counterparty to the Steam Sales Contract has increased its take of process steam from the Facility beyond the equivalent of 80,000 lb/hour during any On-peak Period resulting in or contributing to a derating of the Facility’s capability below the Firm Capacity (as may be reduced by any Delay Degradation), or that said counterparty is projected to increase its take of process steam from the Facility beyond the equivalent of 80,000 lb/hour during the Calendar Year such that the increased take of steam may result in deratings of the Facility’s capability below the Firm Capacity (as may be reduced by any Delay Degradation) during On-peak Periods, then Kalaeloa shall promptly take such actions as it determines to be appropriate to eliminate the occurrence of such deratings below the Firm Capacity (as may be reduced by any Delay Degradation) and shall report to HECO on its efforts to eliminate the occurrence of such deratings below the Firm Capacity (as may be reduced by any Delay Degradation).

In the event the counterparty’s take of process steam from the Facility beyond the equivalent of 80,000 lb/hour during the Calendar Year results in or contributing to deratings below the Firm Capacity (as may be reduced by any Delay Degradation) during more than thirty (30) On-peak Periods during that Calendar Year, Kalaeloa shall employ all commercially reasonable efforts to eliminate such process steam-related deratings below the Firm Capacity (as may be reduced by any Delay Degradation) or to induce such counterparty to limit its take of process steam from the Facility to the equivalent of 80,000 lb/hour during On-peak Periods, provided that Kalaeloa is not required to induce any limitation that would have the effect of causing the Facility to fail to achieve the Minimum Thermal Threshold or be a Qualifying Facility.

23.20 Financial Compliance

Kalaeloa shall provide or cause to be provided to HECO on a timely basis, as reasonably determined by HECO, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by HECO for purposes of permitting HECO and HEI to comply with the requirements of (a) Interpretation No. 46 (revised December 2003) of the FASB, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN No. 46R”), (b) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (c) all clarifications, interpretations and revisions of and regulations implementing FIN No. 46R and SOX 404 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Tax Force or other governing agency. In addition, if required by HECO in order to meet its compliance obligations, Kalaeloa shall allow HECO or its independent auditor to audit, to the extent as is reasonably required, Kalaeloa’s financial records, including its system of internal controls over financial reporting; provided that HECO shall be responsible for all costs associated with the foregoing, including but not limited to Kalaeloa’s reasonable internal costs. HECO shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in HECO’s monitoring, dispatch or scheduling of Kalaeloa and/or the Facility, or the administration of the Power Purchase Agreement, from having access to such Information, and persons reviewing such Information shall not participate in negotiations of amendments, modifications or clarifications of the Power Purchase Agreement (unless such participation is approved, in writing in advance, by Kalaeloa).

HECO shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 23.20. HECO may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HECO and HEI. (HECO, HEI and their respective independent auditors and attorneys are collectively referred to in this Section 23.20 as “Recipient.”) If either of HEI or HECO, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Kalaeloa and/or this Power Purchase Agreement is necessary, HEI and HECO each shall have the right to disclose such of the Information as HEI or HECO, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Kalaeloa prompt written notice thereof (in advance to the extent practicable under the circumstances). If HEI or HECO disclose Information pursuant to the preceding sentence, HEI and HECO shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Public Utilities Commission and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the Public Utilities Commission’s rate-making activities for HECO and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Public Utilities Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Public Utilities Commission first issues a protective order to protect the confidentiality of such Information. Neither HECO nor HEI shall use the Information for any purpose other than as permitted under this Section 23.20.

In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Kalaeloa with prompt notice of such legal requirement prior to disclosure so that Kalaeloa may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 23.20. If such protective order or other remedy is not obtained, or if Kalaeloa waives compliance with the provisions at this Section 23.20, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and to use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 23.20 shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

G. Regarding Attachment A of the Power Purchase Agreement.

Attachment A to the Power Purchase Agreement is deemed replaced in its entirety by Attachment A to this Increment One Capacity Agreement.

H. Regarding Attachment W of the Power Purchase Agreement.

Attachment W to the Power Purchase Agreement is deemed replaced in its entirety by Attachment W to this Increment One Capacity Agreement.

I. Regarding the GNPIPD adjustment factor.

Where the Power Purchase Agreement provides for adjustment of dollar values in accordance with the GNPIPD adjustment factor, including the dollar values for the Non-Fuel Component of the Energy Charge and the dollar value for the minimum energy purchase shortfall calculations, the GNPIPD adjustment factor shall be calculated as follows:

a. The GNPIPD adjustment factor shall be calculated by dividing the previous year’s fourth quarter Final GNPIPD value by the fourth quarter 1987 Final GNPIPD value.

b. In calculating the GNPIPD adjustment factor, the previous year’s fourth quarter Final GNPIPD value and the fourth quarter 1987 Final GNPIPD value shall be numbers published by U.S. Bureau of Economic Analysis (“BEA”).

c. In calculating the GNPIPD adjustment factor, both the previous year’s fourth quarter Final GNPIPD value and the fourth quarter 1987 Final GNPIPD value shall be selected from the same BEA publication release to ensure that the numbers were determined using consistent BEA approved methodologies for both GNPIPD values. HECO and Kalaeloa recognize that the BEA routinely reviews and, as it deems appropriate, updates past GNPIPD quarterly values. Such reviews and updates may cause the fourth quarter 1987 Final GNPIPD value to change during the term of the Power Purchase Agreement. Such reviews and updates will not cause a recalculation of invoices issued prior to the release of the updated GNPIPD values.

d. The BEA typically publishes the previous year’s fourth quarter Final GNPIPD value about three months following the previous year end. Invoices of capacity and energy delivered in each month of the current year shall utilize the published previous year’s fourth quarter Final GNPIPD value. The invoices for capacity and energy delivered in the current year that are issued prior to the BEA publishing of the previous year’s fourth quarter Final GNPIPD value (typically involving the January and February capacity and energy deliveries) will be calculated using the GNPIPD adjustment factor used during the previous year, and then recalculated following BEA publishing of the previous year’s fourth quarter Final GNPIPD value.

J. Regarding Attachments D and R of the Power Purchase Agreement.

No modifications to Attachments D and R to the Power Purchase Agreement are required as a result of this Increment One Capacity Agreement, and said Attachments D and R remain applicable to the Facility after the Increment One Capacity In-Service Date.

9.	Other Terms Unchanged.

All of the terms and conditions of the Power Purchase Agreement that are not altered, amended or replaced by the provisions of this Increment One Capacity Agreement shall remain in full force and effect. In the event that a conflict arises between the Power Purchase Agreement and this Increment One Capacity Agreement, this Increment One Capacity Agreement shall prevail, but the respective documents shall be interpreted to be in harmony with each other where possible.

10.	Kalaeloa’s Representations, Warranties and Guarantees of Performance With Respect to New Capacity.

A. As a material inducement to HECO’s decision to enter into this Increment One Capacity Agreement, Kalaeloa represents to HECO that, during recent years, the annual average (measured on a Calendar Year basis) of its export of process steam under the Steam Sales Contract has been equivalent to approximately 80,000 1b/hour and that Kalaeloa has no information indicating that the counterparty to the Steam Sales Contract will increase its annual take of process steam beyond this average.

B. As a material inducement to HECO’s decision to enter into this Increment One Capacity Agreement, Kalaeloa represents, warrants and guarantees to HECO that, from and after the Increment One Capacity In-Service Date, the Facility will, during each Calendar Year, achieve the Minimum Thermal Threshold, and, as HECO’s sole remedy therefor, except in cases of willful misconduct or in cases in which HECO may have a claim to equitable relief, Kalaeloa shall pay liquidated damages as set forth in Article XXIV of the Power Purchase Agreement.

C. As a material inducement to HECO’s decision to enter into this Increment One Capacity Agreement, Kalaeloa represents, warrants and guarantees to HECO that the Investments to Meet Intended Design Capability and the construction and operation thereof, (1) have been performed with all required permits, licenses, approvals and other governmental authorizations needed to construct said improvements and operate the Facility with said improvements, (2) have not been and shall not be included in the meaning of the phrase “original equity investment” for purposes of calculating the purchase price as described in Section 3.3H of the Power Purchase Agreement, (3) have not been and shall not be included in calculating the fair market value of the Facility for purposes of Section 7.2B(1) of the Power Purchase Agreement, (4) have been accepted as part of the Facility by the operator under the Operating, Maintenance and Repair Agreement, and (5) do not interfere with, limit or detract from the representations, warranties and guarantees made by Kalaeloa in the Power Purchase Agreement. Upon request by HECO, Kalaeloa shall provide or make available to HECO at the Facility documents or other evidence demonstrating that Kalaeloa has met the foregoing representations, warrantees and guarantees. Kalaeloa has delivered to HECO that certain letter dated

June 30, 2004, a copy of which is attached hereto as Exhibit 3, setting forth calculations of (i) the purchase price for the Facility for purposes of said Section 3.3H and (ii) the fair market value of the Facility for purposes of said Section 7.2B(1), similar in format to the letters from Kalaeloa to HECO dated March 31, 2000 and April 4, 1997, which calculations demonstrate that the Investments to Meet Intended Design Capability are not included in calculating either the purchase price for the Facility for purposes of said Section 3.3H or the fair market value of the Facility for purposes of said Section 7.2B(1).

11.	Regulatory Approval.

A. The parties shall use good faith efforts to obtain, as soon as practicable, a final non-appealable order from the Public Utilities Commission that does not contain terms and conditions deemed to be unacceptable to HECO, and is in a form deemed to be reasonable by HECO, in its sole, but nonarbitrary, discretion, approving this Increment One Capacity Agreement and ordering that:

(1) the purchase power costs to be incurred by HECO as a result of this Increment One Capacity Agreement are reasonable;

(2) HECO’s purchase power arrangements under this Increment One Capacity Agreement, pursuant to which HECO will purchase Increment One Capacity from Kalaeloa and may purchase additional energy, are prudent and in the public interest;

(3) the Fuel Component and the Additive Component of the purchased energy costs and related revenue taxes to be incurred by HECO pursuant to this Increment One Capacity Agreement may be included in HECO’s energy cost adjustment clause to the extent such costs are not included in base rates; and

(4) HECO may include the costs of the Increment One Capacity and the purchased power incurred by HECO pursuant to this Increment One Capacity Agreement in its revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of HECO’s rates.

B. Notwithstanding any other provisions of this Increment One Capacity Agreement to the contrary, HECO’s obligations under this Increment One Capacity Agreement to purchase power delivered by Kalaeloa by virtue of the Increment One Capacity and to pay the Capacity Charge for the Increment One Capacity, and any and all obligations of HECO which are ancillary to that purchase and that payment, are all contingent upon obtaining the order described in this Section 11. (Such order is referred to hereinbelow as the “PUC Approval Order”.)

C. As used in Section 11.A. above, the term “final non-appealable order from the Public Utilities Commission” means a PUC Approval Order (a) that is considered to be final by HECO, in its sole discretion, because HECO is satisfied that no party to the subject Public Utilities Commission proceeding intends to seek a change in such PUC Approval Order through motion or appeal, or (b) that is not subject to appeal to any Circuit Court of the State of Hawaii or the Supreme Court of the State of Hawaii, because the thirty (30) day period permitted for such an appeal has passed without the filing of notice of such an appeal, or (c) that was affirmed on appeal to any Circuit Court of the State of Hawaii or the Supreme Court, or the Intermediate Appellate Court upon assignment by the Supreme Court, of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process). Promptly after the issuance of a PUC Approval Order, HECO shall provide Kalaeloa with a copy of such PUC Approval Order together with a written statement as to whether the conditions set forth in (i) Section 11A and (ii) clause (a) of this Section 11C have been satisfied.

D. As used in this Increment One Capacity Agreement, the term “PUC Approval Date” shall be defined as the date of issuance of the PUC Approval Order if HECO provides the written statement referred to in the last sentence of Section 11C to the effect that the condition referred to in clause (a) of Section 11C of this Increment One Capacity Agreement has been satisfied or in the absence of such a written statement:

(1) If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the Public Utilities Commission or an appeal, the PUC Approval Date shall be the date one day after the expiration of the thirty-day period permitted for filing of an appeal following the issuance of the PUC Approval Order.

(2) If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval Date shall be deemed to be the date one day after the expiration of the thirty-day period permitted for filing of an appeal following the order denying reconsideration of or affirming the PUC Approval Order.

(3) If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the PUC Approval Date shall be the date upon which the PUC Approval Order becomes a non-appealable order within the meaning of Section 11C.

12.	Entire Agreement.

This Increment One Capacity Agreement and the Power Purchase Agreement, as amended herein, embody the whole agreement and understanding of the parties as to matters described herein and supersede and nullify all prior agreements, arrangements and understandings related to the subject matter of this Increment One Capacity Agreement; provided, however, that nothing in this Section 12 shall cause the Power Purchase Agreement to be invalid or unenforceable against HECO or Kalaeloa on the basis of regulatory action concerning this Increment One Capacity Agreement.

13.	Effective Date.

Sections 3.A, 3.B and 3.C of this Increment One Capacity Agreement shall become effective as provided in Section 3.D. Provided the conditions precedent to the effectiveness of Sections 2 and 4 through 9 of this Increment One Capacity Agreement as set forth in the next sentence of this Section 13 have been satisfied, Sections 2 and 4 through 9 hereof shall become effective on the Increment One Capacity In-Service Date. The conditions precedent referenced in the first sentence of this Section 13 are (a) the occurrence of the PUC Approval Date as defined in Section 11D above and (b) the consent to this Increment One Capacity Agreement by ING Capital LLC, as Agent for the “Lenders” under the Amended and Restated Loan and Note Purchase Agreement, dated as of December 10, 1991 (the “Lender Approval”). Kalaeloa shall use good faith efforts to obtain Lender Approval. Should the PUC Approval Date not occur by August 1, 2005 or such later date as HECO and Kalaeloa may agree to by a subsequent written agreement (the “PUC Approval Deadline”), or should the Lender Approval not be obtained within a reasonable period (expected to approximately sixty (60) days) after the full execution of this Increment One Capacity Agreement and the delivery hereof to the Agent (which Kalaeloa agrees to cause to be done promptly after full execution by both parties), but in no event later than January 3, 2005 or such later date as HECO and Kalaeloa may agree to by a subsequent written agreement (the “Lender Approval Deadline”), Sections 2 and 4 through 9 of this Increment One Capacity Agreement shall be null and void ab initio, and HECO and Kalaeloa shall be free of all obligations under said Sections 2 and 4 through 9 and shall pursue no remedies against one another arising out of or related to said Sections 2 and 4 through 9.

14.	Settlement of Section 5.2B(2) Dispute.

Provided that the conditions precedent set forth in the following paragraph of this Section 14 are satisfied, this Increment One Capacity Agreement shall constitute full and final settlement of the respective claims of HECO and Kalaeloa under Section 5.2B(2) of the Power Purchase Agreement. Subject only to the satisfaction of such conditions precedent, effective upon the PUC Approval Date, (a) all rights and obligations of HECO and Kalaeloa with respect to the Increment One Capacity and the obligation to make available and pay for same are integrated into and governed solely by this Increment One Capacity Agreement and (b) both HECO and Kalaeloa shall be deemed to have released the other from all further obligations under said Section 5.2B(2) and to have terminated their respective rights thereunder to the extent not incorporated into this Increment One Capacity Agreement.

The conditions precedent referenced in the preceding paragraph of this Section 14 are the following: (i) Lender Approval pursuant to Section 13 of this Increment One Capacity Agreement within the time period provided in or otherwise permitted under said Section 13; and (ii) occurrence of the PUC Approval Date by Augustc 1, 2005, or such later date as HECO and Kalaeloa may agree to by a subsequent written agreement. If the foregoing conditions precedent have not been satisfied within the respective time periods provided in or otherwise permitted under the preceding sentence, the settlement of the respective claims of HECO and Kalaeloa under Section 5.2B(2) of the Power Purchase Agreement as set forth in this Increment One Capacity Agreement shall be null and void ab initio, and HECO and Kalaeloa shall be free to pursue their remedies against one another arising out of their respective claims under Section 5.2B(2) of the Power Purchase Agreement.

The parties acknowledge that, with regard to the claims under Section 5.2B(2) of the Power Purchase Agreement, this Increment One Capacity Agreement and the demonstration in connection therewith were an attempt to settle a dispute. Therefore, this Increment One Capacity Agreement, HECO’s participation in said demonstration, and any negotiations, communications or procedures leading up to this Increment One Capacity Agreement shall not in any way be deemed to waive, limit, or prejudice positions previously taken, or that may be taken in the future, by either HECO or Kalaeloa with respect to Section 5.2B(2) of the Power Purchase Agreement or be admissible in any dispute resolution proceedings arising out of Section 5.2B(2) of the Power Purchase Agreement if Sections 2 and 4 through 9 never become effective.

15.	Miscellaneous.

A. The failure of either party to enforce at any time any of the provisions of this Increment One Capacity Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Increment One Capacity Agreement or any part hereof, or the right of such party to enforce every such provision.

B. No modification or waiver of all or any part of this Increment One Capacity Agreement shall be valid unless it is reduced to writing which expressly states that the parties thereby agree to a waiver or modification as applicable and signed by both parties.

C. This Increment One Capacity Agreement may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both parties hereto, notwithstanding that both parties may not be signatories to the original or the same counterpart.

D. This Increment One Capacity Agreement and all documents executed and delivered in connection herewith, and all notices and other communications given pursuant to this Increment One Capacity Agreement, may be executed and signatures transmitted electronically via the Internet or facsimile.

IN WITNESS WHEREOF, the parties have executed this Increment One Capacity Agreement by their respective duly-authorized officers as of the date first stated above.

HAWAIIAN ELECTRIC COMPANY, INC.		KALAELOA PARTNERS, L.P.

By	/s/ Thomas C. Simmons	By PSEG Kalaeloa Inc.
	Its Vice President – Power Supply	Its General Partner

By	/s/ Thomas L. Joaquin	By	/s/ Royal Daniel
	Its SVP - Operations		Its Vice President

Executed on: October 12, 2004		Executed on: October 12, 2004

EXHIBITS

EXHIBIT 1	Letter dated April 21, 2004 (see Recital H)

EXHIBIT 2	Capacity Evaluation Protocol Kalaeloa Cogeneration Facility Case for up to 189 MW identified as “(9/20/04)” (see Recital H)

EXHIBIT 3	Letter dated June 30, 2004 from Kalaeloa to HECO re calculations of the purchase price for the Facility for purposes of said Section 3.3H or the fair market value of the Facility for purposes of said Section 7.2B(1) (see 10C)

ATTACHMENTS

ATTACHMENT A (see 8G)

ATTACHMENT W (see 8H)

HECO Exhibit 10.3

[ Hawaiian Electric Company, Inc. Letterhead ]

EXHIBIT 1

April 21, 2004

VIA FACSMILIE TRANSMISSION (682-4996) AND U.S. MAIL

Mr. Ruedi Tobler

General Manager

Kalaeloa Partners, L.P.

91-111 Kalaeloa Boulevard

Kapolei, Hawaii 96707

Dear Ruedi:

Subject:	KPLP Performance Test for Potential 9 MW Increase
in Capacity Capability Prior to a C Inspection

As follow-up to our discussion the past few weeks on the above subject, Hawaiian Electric Company, Inc. (HECO) would like to reaffirm that we are facilitating the Kalaeloa Partners, L.P. (KPLP) efforts to demonstrate the capabilities of its Facility prior to a “C” inspection, based on our understanding that the only purpose of the demonstration is to support on-going discussions regarding the potential for an agreement (subject to PUC approval) to increase KPLP’s firm capacity. KPLP plans to collect various plant parameter data, and HECO plans to collect certain revenue meter data, which would be shared in the on-going discussions. There has been no final agreement on a comprehensive performance test protocol, but it is hoped that the data collected under well documented operating modes and conditions can form the basis for a performance test if a firm capacity agreement, which could include a test protocol, results from the on-going discussions. HECO’s willingness to participate in the demonstration is premised on the understanding that its participation (and KPLP’s participation, for that matter) will in no way be deemed to waive, limit, or prejudice positions previously taken, or that may be taken in the future, by either HECO or KPLP with respect to Section 5.2B(2) of the PPA, as amended. In other words, the participation of HECO and KPLP in the demonstration will be considered statements or conduct made in compromise negotiations, and will not be admissible in any arbitration or other legal proceedings regarding or arising out of Section 5.2B(2).

If you have any questions, please let me know.

Sincerely

/s/ Ward D. Saunders
Ward D. Saunders
Power Purchase Contracts Administrator

cc via email:

Tom Simmons

Dan Ching

Stephanie Gonsalves

EXHIBIT 2

Capacity Evaluation Protocol

Kalaeloa Cogeneration Facility

Case for up to 189 MW

Purpose

The purpose of this evaluation protocol is to set forth a protocol to be used to demonstrate the Facility’s ability to provide additional capacity, up to 189 MW, to the Hawaiian Electric Company, Inc. (“HECO”) system (as measured by HECO’s revenue meters at the Points of Interconnection and with the output corrected to the below agreed upon evaluation conditions which are being used as a proxy to represent reasonable worst case conditions for Facility operations). The results of this evaluation will be used by HECO and Kalaeloa to support current discussions to increase the Firm Capacity.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Power Purchase Agreement dated as of the 14th day of October 1988 between KALAELOA Partners, L.P. (“Kalaeloa”) and Hawaiian Electric Company, Inc. (as heretofore amended and clarified, the “PPA”).

No change in the Firm Capacity level from the current 180 MW recognized by HECO will be made by reason of the parties’ agreement upon this protocol.

Test Conditions and Parameters

1.	A continuous 48 hour test run of the Facility will be conducted (the “Test”). Any abnormal conditions or equipment failure during the Test which impact the Test results shall cause the Test to end, and in which case the parties after review of the reasons for the Test termination shall arrange the scheduling of another Test by mutual agreement of Kalaeloa and HECO. A Test may be concluded before its 48-hour duration if the determination that enough data has been collected is made jointly by HECO and Kalaeloa.

2.	For at least one month prior to the Test, turbine washes shall have continued to be conducted on Friday/Saturday and Saturday/Sunday periods respectively.

3.	The commencement of the Test shall be scheduled such that at the conclusion of the Test, the HRSGs will be in their most fouled state in the cleaning cycle and due for wash according to the then current normal wash cycle. The HRSGs shall not be washed during the 48-hour period just prior to the commencement of the Test.

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4.	The Test shall be conducted just prior to a “C” inspection being due for at least one of the combustion turbines. The other combustion turbine should be at the mid point (approximately at least one year) following its last “C” inspection. Given the historical and future plans for “C” inspection intervals at one per year and an approximately two year interval between “C” inspections for a given combustion turbine this scenario should closely approximate the worst case Facility operating regime relative to operational degradation of the two combustion turbines.

5.	The maximum turbine inlet temperature (“TIT”) setpoint shall be 1854 Deg. F. Actual TIT may vary by no more than a couple degrees from the setpoint due to normal control system variations.

6.	The maximum steam injection to fuel ratio (lbs of steam/lb of fuel) shall not exceed 1.5 unless a greater amount is needed to meet the air quality permit requirements of the Facility. Operating conditions shall meet the requirements of all applicable permits.

7.	Steam export to Tesoro during the Test shall be at least 80,000 lb/hr or the value thereof necessary for the Facility to achieve PURPA Qualifying Facility requirements, whichever is greater. If the steam export is less than 80,000 lb/hr, a downward correction will be applied pursuant to the Evaluation of Test Results section of this document.

8.	The power factor during the Test shall be as close as possible to 0.85 at full load for at least 30 to 60 minutes, if HECO Dispatch can accommodate such, to ensure the Facility is able to operate with the increased load at the contractual minimum power factor required by the PPA. The power factor during the Test may range anywhere within the specifications of Section 2.1D of the PPA.

9.	The Facility shall operate at normal and representative operating conditions under control of HECO Dispatch consistent with the terms and conditions of the PPA. Operation during the Test outside of these conditions shall entitle Kalaeloa to a new Test.

10.	Kalaeloa shall perform the Test in full compliance with all of its current operating permits, including the Covered Source Permit. Where no continuous emission monitoring is required by permit to document compliance, Kalaeloa shall, during the Test, demonstrate to HECO’s satisfaction that the Facility is continuously capable of complying with its Covered Source Permit at all output levels between 65MW and the capacity capability demonstrated by the Test.

11.

Either prior to the Test or as part of the analysis in the evaluation period following the Test, Kalaeloa shall provide written documentation to HECO’s satisfaction that all Facility modifications made subsequent to the initial design and construction of the Facility are in compliance with applicable environmental laws and regulations, and permits so that the Facility can operate under HECO Dispatch with all modifications subsequent to its original design and construction, and the operation of the Facility under HECO Dispatch for future periods at the capability level

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demonstrated in the Test will not be limited or restricted in any way as a result of a condition contained in any permit.

12.	HECO’s evaluation of the capability level demonstrated under this Test shall be based on the minimum average capacity level that the Facility is able to sustain over each One Clock Hour Average (as defined below), as recorded by the revenue meters after the adjustment by any correction factor as discussed herein, in which the Facility is being dispatched at full load during the Test and in which the Facility adheres to all operational parameters set forth herein. Capacity data shall only be valid once the Facility is stable at full load. Stable full load is defined by operation at full firing temperature and inlet guide vanes at 0 +/- 0.3, and that these conditions exist for at least one hour prior to the measurement hour in order to allow the Facility’s steam cycle to reach equilibrium. Operation at this mode shall be continuous at the discretion of HECO’s Load Dispatcher. These values are used to mitigate any short-term variations and to correspond to hourly average Facility supplemental data used for corrections of the results to the Test results.

13.	Kalaeloa shall provide a certificate of calibration for all instrumentation pertinent to the operational parameters listed herein.

14.	Kalaeloa shall provide written confirmation that no abnormal events occurred during the Test with the various Facility equipment and that the operating modes were within a range of that can be sustained on a continuous mode of operation under HECO Dispatch.

General Information

1.	The Facility shall be operated by ALSTOM personnel.

2.	HECO’s Load Dispatcher shall allow operation of the Facility at full load as much as practical consistent within dispatch requirements of the HECO system. This can include dispatch of the Facility at the Net Electrical Energy Output as low as 65,000 KW. Testing can be interrupted or terminated at any time by any party should such be necessary to protect the safety of personnel, equipment or system stability but shall be re-commenced once such situation is rectified.

3.	HECO may, at its discretion, dispatch observers to the Facility to monitor testing as HECO deems necessary. HECO’s observers shall not interfere with operations, nor shall they direct/supervise ALSTOM’s operators in any manner. However, should they find issues that may compromise the quality of the testing or data, such issues shall be discussed with ALSTOM management and Kalaeloa.

4.	Following are contact people for each organization. Additional contact information for the Facility will be provided upon request:

•	Contact person for HECO is Ward Saunders – Contract Administrator

•	Contact person for Kalaeloa is Ruedi Tobler - General Manager

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•	Contact person for ALSTOM is Mike Rossio – Operations Manager

5.	Data shall be collected using installed Facility instrumentation, except as listed under “Evaluation of Test Results” item # 1.

Test Set Up

1.	First test run shall start on Wednesday, April 21, 2004 at 13:00 and shall end on Friday, April 23, 2004 at 13:00.

2.	Additional testing, if necessary, shall be conducted as agreed to by HECO and Kalaeloa.

3.	Normal and routine turbine, compressor and HRSG washing schedules shall be followed between the time this Test procedure is agreed and conclusion of Testing and in no case shall normal washing of the turbines, compressors and HRSG’s actually occur more frequently than weekly with the exception of daily on-line compressor washes.

4.	Normal full load operating conditions of the Facility as follows:

•	evaporative coolers in service

•	stack heat exchangers in service

•	fuel: LSFO (specification sheet attached)

•	variable inlet guide vane (“VIGV”) setting: zero

•	TIT setpoint: 1854F

•	steam injection: minimum steam-to-fuel ratio 1.3, maximum 1.5 or greater if needed to maintain emissions within permit limits.

•	process steam total: as needed by Tesoro

•	Power Factor: as dispatched by HECO between 0.85 lagging to 1.0

5.	Data shall be collected by the Facility’s data acquisition system.

KALAELOA Procedure

1.	Start at 12:00 on day of Test by taking the Facility to full load if consistent with load dispatch requirements.

2.	Check to see that performance computer is not locked up, and verify that fuel data are updated.

3.	Take Facility off Energy Management System (“EMS”) with concurrence of HECO’s Load Dispatcher and set at baseload conditions: TIT = 1854 °F, max., VIGV at 0°, additive at normal rate, process steam as needed by Tesoro.

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4.	Allow Facility to stabilize at the above conditions until 1:00 p.m. at which time print out the following Praut diagrams:

•	P02

•	P06

•	P04

•	P09

•	P12

•	P20

•	P25

•	P26

•	P27

•	P37

•	Bar 16

5.	If conditions appear stable about 13:00, call HECO’s Load Dispatcher and declare that Testing is under way. Make entry in log book.

6.	One hour after start of Test, print out the same data sheets as listed above. Also, around that time, take a fuel sample from LSFO forwarding system.

7.	Test will run 48 hours from that point. If HECO needs the Facility back on EMS, do so and make a note in the log. Continue to respond to HECO’s load needs as per normal operating practices.

8.	If operating conditions change such that Facility load drops below full load, make an entry in the log book indicating time that such reduction started, reason for reduction, and print out any PRAUT data that may help provide information on this type of condition. When the Facility is restored to full load, make the appropriate entry in the log book.

9.	Hourly, check that RADARS is continuing with data collections.

10.	Log time whenever fuel tanks are switched. Take a fuel sample at LSFO forwarding about 1 hour after the tanks are switched.

Evaluation of Test Results

1.	HECO shall poll its revenue meters (KW and KVAR) and make results available to Kalaeloa soon after the Test (and in any event within 3 working days).

2.	The full load minimum One Clock Hour Average during each of the 48 hours of the test shall establish the uncorrected capacity of the Facility. The One Clock Hour Average is defined as the four consecutive 15-minute periods beginning with the reading for the 15 minute period that ends at 15 minutes past the hour. These values are used to mitigate any short-term variations and to correspond to hourly average Facility supplemental data used for corrections to the capacity measured during the Test.

3.	For the one clock hour used for analysis, the One Clock Hour Average KW output of each of the three turbines shall be corrected to the following parameters as

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applicable in accordance with the correction factors determined from the charts to be provided to HECO which include the ASHRAE design conditions determined at 0.4% annual percentile for Barbers Point NAS (now Kalaeloa National Weather Service site) (the “ASHRAE Design Conditions”):

Variable	-	Corrected to:

Compressor Inlet Temperature		77F. Based on ASHRAE Design Conditions of 76F wet bulb, 86F coincident dry bulb, for GT correction with evaporative coolers in service

Ambient Temperature		86F. Based on ASHRAE Design Conditions of 76F wet bulb, 86F coincident dry bulb for ST correction

Ambient Humidity	-	64%. Based on ASHRAE design conditions of 76F wet bulb, 86F coincident dry bulb

Ambient Pressure	-	14.8 psia. Average barometric pressure for August 15 to September 15 at 13:00 (from Kalaeloa’s operational data)

Power Factor		0.85 lagging

Export Steam		up to 80,000 lbs/hr (or value necessary for Facility to achieve PURPA requirements). No correction if above 80,000 lb/hr.

If the actual temperature and humidity conditions exceed the ASHRAE Design Conditions, no corrections will be made to the KW output of any of the three turbines. The ASHRAE Design Conditions represent a ceiling for reasonably anticipated worst-case conditions.

The corrected capacity shall be rounded to the nearest MW output with decimal values of 0.50 and higher being round up to the next integer MW value and decimal values of 0.49 or less being rounded down to the next integer MW value and shall be the capability level demonstrated by the Test.

In order to facilitate evaluation of the Test results and the influence of the Facility modifications, the following shall be provided:

Correction curves for CT:

1.)	Compressor Inlet Temperature

2.)	Power Factor

3.)	Ambient Humidity

Correction curves for ST:

1.)	Ambient Temperature and Ambient Humidity

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2.)	Ambient Pressure

3.)	Power Factor

4.)	HP steam export

5.)	IP steam export

6.)	LP steam export

The following data shall be collected by Kalaeloa during the Test to be used for correcting the measured capacity from the Test results to the herein defined reasonable worst-case conditions:

•	date (with day of week shown separately)

•	date of last “C” inspection for each CT

•	date each HRSG last cleaned

•	time (13:00)

•	Ambient Temperature

•	Ambient Humidity

•	Ambient Pressure

•	evaporative cooler on?

•	dispatched at full load?

•	TIT

•	steam to fuel ratio, each CT

•	total steam export to Tesoro

•	CT1 MW

•	CT2 MW

•	total plant MW

•	fuel flow, each CT

•	steam turbine MW

•	steam turbine exhaust pressure.

•	steam turbine throttle pressure

•	steam turbine throttle temperature

•	CT1 stack exhaust temperature

•	CT2 stack exhaust temperature

•	fuel analysis (including fuel bound nitrogen)

•	VIGV data

•	listing of all CT washes, compressor washes (on-line and off-line), boiler washes within 45 days of the start of the test.

•	list the Equivalent Operating Hours (EOH) of each CT since the last “C” inspection and the EOH of the ST since the last major inspection.

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HECO Exhibit 10.3

EXHIBIT 3

30-Jun-04

Mr. Ward D. Sauders, P.E.

Purchased Power Contract Administrator

Hawaiian Electric Company, Inc.

P.O. Box 2750

Honolulu, HI 96840-0001

Subject: Calculation of Value of the Facility

Dear Ward,

At your request, we have prepared the calculation of the value of the Facility as specified under PPA Sections 3.3 (H) and 7.2 B (1). These calculations include the outstanding principal on the project debt as of June 30, 2004. Since we make quarterly debt service payments, this debt value will be the same until September 30, 2004. Please see the enclosed.

Sincerely,
Kalaeloa Partners, L.P.

By:	PSEG Kalaeloa Inc.
Its General Partner

By	/s/ Royal Daniel
Royal Daniel
Its Vice President

(Enclosures)

Kalaeloa Partners, L.P.

Calculation of PPA 3.3 (H) Value as of 6/30/04

PPA Section 3.3(H) Loss of QF Status

	Outstanding Debt (1)	$154,198,500
+	Obligations under steam sales contract	—
+	Obligations under site lease	—
+	Turnkey Design/Build Contract	—
+	Operating, maintenance and Repair Contract	—
+	Fuel Supply Contract	—
+	Kalaeloa original equity investment less distributions (2)	—

	Total	$154,198,500

Footnotes:

(1)	Outstanding Debt:
	Bank loan current balance after quarterly payment on 6/30/04	$36,579,750
	Institutional loan current balance after quarterly payment on 6/30/04	117,618,750

	Total (As of 6/30/04)	$154,198,500

(2)	Kalaeloa partners investments and distributions

	Investment	Distribution
1989 Investment	$1,016,433
1989 Distribution		$1,612,566
1991 Investment	14,361,064
1992 Distribution		8,711,952
1993 Distribution		5,039,345
1994 Distribution		6,462,618
1995 Distribution		4,566,365
1996 Distribution		—
1997 Distribution		15,188,983
1998 Distribution		9,354,933
1999 Distribution		3,633,000
2000 Distribution		6,168,857
2001 Distribution		10,229,529
2002 Distribution		1,854,003
2003 Distribution		5,832,546
2004 Distribution		1,191,214

	$15,377,497	$79,845,911

Investment less Distribution not less than zero. Kalealoa will not include the PSEG purchase price of $54.4 million as an original investment.

Kalaeloa Partners, L.P.

Calculation of PPA 7.2 B (1) Value as of 6/30/04

PPA Section 7.2 B (1), Amendment 3 - HECO’s assumption of Kalaeloa’s Interest upon default

	Outstanding debt (1)	$154,198,500
+	Other obligations	—
+	Fair market value (FMV) of Facility (2)	110,000,000
-	Stated amount per Amendment	(30,000,000)
-	$8.5 million x (A/B) (3)	(5,890,729)

	Total	$228,307,771

Footnotes:

(1)	See footnote1, previous page

(2)	Hypothetical fair market value based on recent market price indication rounded to the nearest $10,000,000. (actual fair market value would be based on average of 3 appraisals)

(3)	A is outstanding principal	$154,198,500
	B is initial principal	$222,500,000
	A/B is:	0.6930
	$8,500,000 x 0.6930	$5,890,729

HECO Exhibit 10.3

ATTACHMENT W

Capacity Charge Calculation

(Unavailability Adjustment)

This computation is provided as an illustration of how to compute a Capacity Charge adjustment pursuant to Section 5.2A(4) for a hypothetical partial unavailability of the Facility.

Example I – Unavailability in excess of 10MW for 30 days or more

Assumptions:	Baseline Capacity = 180MW
Capacity Charge for Baseline Capacity = $164.35/KW-yr
($164.35 is the value effective 12/19/91 per PPA, Restated and Amended Amendment 2, Section 3.)
New Capacity = 9MW
Capacity Charge for New Capacity = $112.00/KW-yr
Capacity deficiency = 38 MW
Duration of capacity deficiency = 42 days; 0 hours; 0 minutes
Period of capacity deficiency = April 20 (00:00) – May 31 (24:00)

Impact on Capacity Charge:

Month of April means payment due in April for Energy received by HECO in March and Capacity to be received by HECO in April

Month of April – no impact (capacity paid in advance)

Month of May – no impact (capacity paid in advance)

Month of June – normal payment =

[	180,000 KW	x	164.35 / KWyr	]	+	[	9,000 KW	x	112.00 / KWyr	]
			12mo / yr						12mo / yr

= $2,549,250
adjustment to payment =

[	29,000	x	42.00	x	164.35	]	+	[	9,000	x	42.00	x	112.00	]
			365								365

= $664,422.74 reduction

NOTE:

If deficiency for the same period had been 189 MW, adjustment to the Month of June would be $2,549,250 and the balance ($970,812.27 in this case) would be deducted from Month of July Capacity Charge payment due to Kalaeloa.

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Example	II – Unavailability of 10MW or less for more than 120 days

Assumptions:	Capacity deficiency = 10 MW
Duration of capacity deficiency = 121 days; 0 hours; 0 minutes
Period of capacity deficiency = April 20 (00:00) – August 18 (24:00)

Impact on Capacity Charge:

Months of April to September- no impact (capacity paid in advance)

Month of September –

normal payment =

[	180,000 KW	x	164.35 / KWyr	]	+	[	9,000 KW	x	112.00 / KWyr	]
			12mo / yr						12mo / yr

= $2,549,250

adjustment to payment =

[	1,000	x	121.00	x	164.35	]	+	[	9,000	x	121.00	x	112.00	]
			365								365

= $388,642.05 reduction

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